Flexsteel Industries, Inc. Reports Fiscal Fourth Quarter and Full Year 2023 Results

Dubuque, Iowa – August 21, 2023 – Flexsteel Industries, Inc. (NASDAQ: FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers, and marketers of residential furniture products in the United States, today reported fourth quarter and full-year fiscal 2023 results.

Key Results for the Fourth Quarter and Full Year Ended June 30, 2023

•

Net sales for the quarter decreased (15.0%) to $105.8 million compared to $124.5 million in the prior year quarter.  For the year, net sales decreased (27.7%) to $393.7 million compared to $544.3 million in the prior year.

•	Fourth quarter net sales grew 6.8% sequentially compared to $99.1 million in the third quarter, which similarly grew 6.4% sequentially compared to $93.1 million in the second quarter.
•	Gross margin increased to 20.0% for the fourth quarter and 18.0% for the year compared to 14.2% in the prior year quarter and 13.4% for the prior year.
•

GAAP operating income of $4.2 million or 4.0% of net sales for the fourth quarter and operating income of $10.5 million or 2.7% of net sales for the year compared to $3.6 million or 2.9% of net sales in the prior year quarter and $6.6 million or 1.2% of net sales for the prior year.

•

GAAP net income per diluted share of $1.91 for the current quarter and net income per diluted share of $2.74 for the current year compared to net loss of ($0.05) in the prior year quarter and net income of $0.28 in the prior year.

•	Non-GAAP[1] net income per diluted share of $0.36 for the quarter and $0.87 for the year compared to net income of $0.41 in the prior year quarter and $0.64 in the prior year.
•	Full year cash flow from operations of $23 million.

1GAAP to non-GAAP reconciliations follow the financial statements in this press release

Management Commentary

“I am pleased with our fourth quarter financial results.  The continued focus on our growth initiatives enabled us to deliver another quarter of solid sequential sales growth as fourth quarter results climbed 6.8% above third quarter sales, which in turn, grew 6.4% over second quarter sales.  Despite near-term macroeconomic uncertainty and softening consumer demand within the industry, we are overcoming these headwinds and building strong sales growth momentum which we will carry into fiscal year 2024,” said Jerry Dittmer, President and CEO of Flexsteel Industries. “As important, we are growing the business profitably. Our operating margins improved sequentially quarter-over-quarter throughout fiscal year 2023, even with increased strategic investments to support long-term growth.  While challenging market conditions remain as we start our new fiscal year, I’m confident in our organization’s ability to grow both sales and profits year-over-year given our strong momentum and operational execution.”

“To summarize fiscal year 2023, our team was presented with several hurdles that we had to rise above, most notably a return to pre-pandemic demand levels which was exacerbated by an additional curb in consumer demand due to higher interest rates, rising inflation, and general economic uncertainty. At the same time, the industry experienced pervasive price reductions as many manufacturers and retailers quickly dropped prices in response to lower ocean freight and other cost inputs, forcing others to follow suit. The downward shift in demand early in the year also left many retailers with an oversupply of inventory which subsequently created additional pricing pressures across the industry. Despite the significant decline in year over year sales caused by these challenges, our strong team of dedicated employees identified the obstacles early and executed plans to navigate them while delivering profitable growth, which resulted in higher full year operating income of $10.5 million compared to $6.6 million in the prior year.

At the same time we made important strides in advancing our strategic growth initiatives: expanding our big box distribution channel, introducing our Zecliner™ sleep solutions recliner and flex™, our contemporary modular furniture solution, and launching the new Charisma brand.  We are also proud to have published our first annual ESG report which can be found on our website at www.flexsteelindustries.com. This report lays out the foundation of our approach to environmental, social and governance matters while formalizing our ongoing commitment to sustainable and responsible business practices.”

Mr. Dittmer concludes, “While external conditions remain uncertain, I am confident that our long-term growth outlook remains promising. Our team’s commitment to profitable growth, combined with our market momentum, have positioned us to successfully deliver improved earnings and an even stronger balance sheet in fiscal year 2024.   We are focused on executing our strategic growth initiatives, investing in future innovation and other competitive advantages, and delivering sustainable profit improvement through operational efficiencies while continuing to reduce inventory levels and pay down debt. In summary, we’re enthusiastic about fiscal year 2024 and the long-term growth opportunities for the Company while being attentive to navigating near-term ambiguity in the economy and furniture industry outlook.”

Operating Results for the Fourth Quarter Ended June 30, 2023

Net sales were $105.8 million for the fourth quarter compared to net sales of $124.5 million in the prior year quarter, a decrease of ($18.7) million, or (15.0%). The decrease was driven by lower sales volume in home furnishings products sold through retail stores of ($19.9) million, or (17.9%), versus the prior-year quarter.  Sales of products sold through e-commerce channels increased by $1.2 million or 9.2% compared to the fourth quarter of the prior year.

Gross margin as a percent of net sales for the quarter ended June 30, 2023, was 20.0%, compared to 14.2% for the prior-year quarter, an increase of 580 basis points (“bps”). The 580-bps increase was primarily driven by operational efficiencies and cost savings as well as lower inventory write-downs, partially offset by de-leveraging of fixed costs due to lower net sales.

Selling, general and administrative (SG&A) expenses increased to 16.0% of net sales in the fourth quarter of fiscal 2023 compared with 11.3% of net sales in the prior-year quarter. The increase is primarily due to deleverage of fixed expenses from lower sales as well as continued investment in growth initiatives.

Operating income for the quarter ended June 30, 2023, was $4.2 million compared to $3.6 million in the prior-year quarter.

The Company reported net income of $10.2 million, or $1.91 per diluted share, for the quarter ended June 30, 2023, compared to a net loss of ($0.3) million, or ($0.05) per diluted share, in the prior-year quarter. The reported net income for the quarter ended June 30, 2023, included an  $8.3 million income tax benefit primarily due to the reversal of our full valuation allowance on deferred tax assets. Excluding these items (see attached non-GAAP disclosure), the Company reported adjusted net income of $1.9 million, or $0.36 per diluted share, as compared to an adjusted net income of $2.2 million, or $0.41 per diluted share, in the fourth quarter of the fiscal year 2022.

The Company reported income tax benefit of ($6.4) million, or an effective rate of (167.5%), during the fourth quarter compared to $3.6 million tax expense, or an effective rate of 108.1%, in the prior-year quarter. The effective tax rate is primarily impacted by the reversal of our full valuation allowance on deferred tax assets.

Liquidity

The Company ended the quarter with a cash balance of $3.4 million and working capital (current assets less current liabilities) of $115.5 million, and availability of approximately $45.8 million under its secured line of credit.

Capital expenditures for the year ended June 30, 2023, were $4.8 million.

Conference Call and Webcast

The Company will host a conference call and audio webcast with analysts and investors on Tuesday, August 22,  2023, at 8:00 a.m. Central Time to discuss the results and answer questions.

•	Live conference call: 866-777-2509 (domestic) or 412-317-5413 (international)
•	Conference calls replay available through August 29, 2023: 877-344-7529 (domestic) or

412-317-0088 (international)

•	Replay access code: 8427483
•	Live and archived webcast: ir.flexsteel.com

To pre-register for the earnings conference call and avoid the need to wait for a live operator, investors can visit https://dpregister.com/sreg/10181590/fa21e4d4f2 and enter their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call.

About Flexsteel

Flexsteel Industries, Inc., and Subsidiaries (the “Company”) is one of the largest manufacturers, importers, and marketers of residential furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining rocking chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs, kitchen storage, bedroom furniture, and outdoor furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its e-commerce channel and direct sales force.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, changes in foreign currency values, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, disruptions or security breaches to business information systems, the impact of any future pandemic, and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our website at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	June 30,
	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,365	$2,184
Trade receivables, net	38,168	41,106
Inventories	122,076	141,212
Other	6,417	4,950
Assets held for sale	616	616
Total current assets	170,642	190,068

NONCURRENT ASSETS:
Property, plant and equipment, net	38,652	38,543
Operating lease right-of-use assets	68,294	38,189
Other	12,962	1,941

TOTAL ASSETS	$290,550	$268,741
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$24,745	$32,147
Accrued liabilities	30,360	32,480
Total current liabilities	55,105	64,627

LONG-TERM LIABILITIES:
Lines of credit	28,273	37,739
Other liabilities	65,551	34,815
Total liabilities	148,929	137,181

SHAREHOLDERS' EQUITY:	141,621	131,560

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$290,550	$268,741

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net sales	$105,819	$124,517	$393,692	$544,282
Cost of goods sold	84,704	106,845	322,745	471,602
Gross margin	21,115	17,672	70,947	72,680
Selling, general and administrative	16,879	14,091	62,846	66,733
Restructuring expense	—	15	—	730
Environmental remediation	—	—	(2,788)	—
(Gain) on disposal of assets	—	—	—	(1,400)
Other expense	—	—	347	—
Operating income	4,236	3,566	10,542	6,617
Other income (expense):
Other income	7	5	18	121
Interest (expense)	(444)	(233)	(1,341)	(835)
Total other (expense)	(437)	(228)	(1,323)	(714)
Income before income taxes	3,799	3,338	9,219	5,903
Income tax (benefit) expense	(6,362)	3,609	(5,559)	4,050
Net income (loss)	$10,161	$(271)	$14,778	$1,853
Weighted average number of common shares outstanding:
Basic	5,150	5,470	5,225	6,329
Diluted	5,314	5,470	5,385	6,503
Earnings (loss) per share of common stock
Basic	$1.97	$(0.05)	$2.83	$0.29
Diluted	$1.91	$(0.05)	$2.74	$0.28

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	For the years ended June 30,
	2023	2022
OPERATING ACTIVITIES:
Net income	$14,778	$1,853
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	4,572	5,171
Deferred income taxes	(7,154)	—
Stock-based compensation expense	3,191	1,020
Changes in (recoveries) for losses on accounts receivable	(380)	(260)
(Gain) on disposition of capital assets	(313)	(1,782)
Changes in operating assets and liabilities	8,295	1,991
Net cash provided by operating activities	22,989	7,993
INVESTING ACTIVITIES:
Proceeds from sale of capital assets	340	1,937
Capital expenditures	(4,790)	(3,853)
Net cash (used in) investing activities	(4,450)	(1,916)
FINANCING ACTIVITIES:
Dividends paid	(3,241)	(3,911)
Treasury stock purchases	(3,700)	(35,052)
Proceeds from lines of credit	363,805	265,093
Payments on lines of credit	(373,271)	(230,854)
Proceeds from issuance of common stock	—	117
Shares withheld for tax payment on invested shares and options exercised	(951)	(628)
Net cash (used in) financing activities	(17,358)	(5,235)
Increase in cash and cash equivalents	1,181	842
Cash and cash equivalents at beginning of period	2,184	1,342
Cash and cash equivalents at end of period	$3,365	$2,184

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

QUARTERLY NET SALES (UNAUDITED)

(in thousands, except for percent change)

	Three Months Ended				Quarter-over-Quarter % Increase/(Decrease)
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2023	2023	2022	2022	2023	2023	2022
Net sales	$105,819	$99,052	$93,137	$95,684	6.8%	6.4%	(2.7)%

NON-GAAP DISCLOSURE (Unaudited)

The Company is providing information regarding adjusted net sales, adjusted net income (loss) and adjusted diluted earnings (loss) per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net sales, net income (loss) or diluted earnings (loss) per share of common stock as a measure of operating performance. A reconciliation of adjusted net income (loss) and adjusted diluted earnings (loss) per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provides investors useful information to analyze and compare performance across periods excluding the items which are considered by management to be extraordinary or one-time in nature. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP operating income to non-GAAP adjusted operating income:

The following table sets forth the reconciliation of the Company’s reported GAAP operating income to the calculation of non-GAAP adjusted operating income for the three and twelve months ended June  30, 2023, and 2022:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
(in thousands)	2023	2022	2023	2022
Reported GAAP operating income	$4,236	$3,566	$10,542	$6,617
Restructuring expense	—	15	—	730
Environmental remediation	—	—	(2,788)	—
(Gain) on disposal of assets	—	—	—	(1,400)
Other expense	—	—	347	—
Non-GAAP operating income	$4,236	$3,581	$8,101	$5,947

Reconciliation of GAAP net income (loss) to non-GAAP adjusted net income:

The following table sets forth the reconciliation of the Company’s reported GAAP net income (loss) to the calculation of non-GAAP adjusted net income for the three and twelve months ended June  30,  2023, and 2022:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
(in thousands)	2023	2022	2023	2022
Reported GAAP Net income (loss)	$10,161	$(271)	$14,778	$1,853
Restructuring expense	—	15	—	730
Other expense	—	—	347	—
(Gain) on disposal of assets	—	—	—	(1,400)
Environmental remediation	—	—	(2,788)	—
Tax impact of adjustments(1)	—	(16)	614	460
Expiring state tax credits	1,577	—	1,577	—
Remeasurement of deferred tax assets and valuation allowance	(9,838)	2,518	(9,838)	2,518
Non-GAAP Net income	$1,900	$2,246	$4,690	$4,161

(1) Effective tax rate of 108.1% was used to calculate the three months ended June 30, 2022. Effective tax rates of 25.1% and 68.6%  were used to calculate the twelve months ended June 30, 2023, and June 30, 2022, respectively.

Reconciliation of GAAP income (loss) per share of common stock to non-GAAP adjusted earnings per share of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP income (loss) earnings per share to the calculation of non-GAAP adjusted earnings per share for the three and twelve months ended June 30,  2023, and 2022:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Reported GAAP Diluted income (loss) per share	$1.91	$(0.05)	$2.74	$0.28
Restructuring expense	—	0.00	—	0.11
Other expense	—	—	0.06	—
(Gain) on disposal of assets	—	—	—	(0.22)
Environmental remediation	—	—	(0.52)	—
Tax impact of adjustments(1)	—	(0.00)	0.11	0.07
Expiring state tax credits	0.30	—	0.29	—
Remeasurement of deferred tax assets and valuation allowance	(1.85)	0.46	(1.83)	0.39
Non-GAAP Diluted earnings per shares	$0.36	$0.41	$0.87	$0.64

Note: The table above may not foot due to rounding.

(1) Effective tax rate of 108.1% was used to calculate the three months ended June 30, 2022. Effective tax rates of 25.1% and 68.6%  were used to calculate the twelve months ended June 30, 2023, and June 30, 2022, respectively.

INVESTOR CONTACT:

Derek Schmidt, Flexsteel Industries, Inc.
563-585-8122
investors@flexsteel.com